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                                   EXHIBIT
                                      D
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                          CERTIFICATE OF AMENDMENT OF
                          ARTICLES OF INCORPORATION OF
                            20TH CENTURY INDUSTRIES

             Neil H. Ashley and John R. Bolington certify that:

             1. They are the Chief Executive Officer and Secretary, respectively, of 20th Century Industries, a California corporation.

             2. Article IV of the Articles of Incorporation is hereby amended to read in full as follows:

                                       IV

                This corporation is authorized to issue two classes of shares to be designated respectively "Preferred Shares" and "Common Shares"; the total number of shares which this corporation has authority to issue is 110,500,000 and the aggregate par value of all shares that are to have a par value shall be $500,000; the number of Preferred Shares that are to have a par value shall be 500,000 and the par value of each share of such class shall be $1 and the number of Common Shares without par value shall be 110,000,000. The Preferred Shares may be issued from time to time in one or more series. The board of directors is hereby authorized to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices and the liquidation preferences of any wholly unissued series of Preferred Shares, and the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

             3. Articles V, VI, VII and VIII of the Articles of Incorporation are hereby renumbered as Articles VI, VII, VIII and IX, respectively.

             4. A new Article V is hereby added to the Articles of Incorporation, which shall read in full as follows:

                                       V

                A. Prohibited Transfer; Excess Stock. Except as provided in Section G, until the Restriction Termination Date, any attempted direct or indirect Transfer of Stock shall be deemed a "Prohibited Transfer" if (i) such Transfer would increase the Percentage of Stock Owned by any Person that (or
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by any Person whose Stock is or by virtue of such Transfer would be attributed to any Person that), either after giving effect to the attribution rules (including the option attribution rules) of Section 382 or without regard to such attribution rules, Owns, by virtue of such Transfer would Own, or has at any time since the period beginning three years prior to the date of such Transfer Owned, Stock in excess of the Limit, (ii) such Transfer would increase the Percentage of Stock Owned by any 5% Shareholder (including but not limited to a Transfer that results in the creation of a 5% Shareholder), or (iii) such Transfer would cause an "ownership change" of the corporation within the meaning of Section 382. Except as otherwise provided in Sections D and F, the Stock or Option sought to be Transferred in the Prohibited Transfer shall be deemed "Excess Stock."

     B. Transfer of Excess Stock to Trustee. Except as otherwise provided in Sections D and F, a Prohibited Transfer shall be void ab inirio as to the Purported Transferee in the Prohibited Transfer and such Purported Transferee shall not be recognized as the owner of the Excess Stock for any purpose and shall not be entitled to any rights as a stockholder of the corporation arising from the ownership of Excess Stock, including, but not limited to, the right to vote such Excess Stock or to receive dividends or other distributions in respect thereof or, in the case of Options, to receive Stock in respect of their exercise. Any Excess Stock shall automatically be transferred to the Trustee in trust for the benefit of the Charitable Beneficiary, effective as of the close of business on the business day prior to the date of the Prohibited Transfer; provided, however, that if the transfer to the trust is deemed ineffective for any reason, such Excess Stock shall nevertheless be deemed to have been automatically transferred to the person selected as the Trustee at such time, and such person shall have rights consistent with those of the Trustee as described in this section and in Section C below. Any dividend or other distribution with respect to such Excess Stock paid prior to the discovery by the corporation that the Excess Stock has been transferred to the Trustee ("Prohibited Distributions") shall be deemed to be held by the Purported Transferee as agent for the Trustee, and shall be paid to the Trustee upon demand, and any dividend or distribution declared but unpaid shall be paid when due to the Trustee. Any vote cast by a Purported Transferee with respect to Excess Stock prior to the discovery by the corporation that the Excess Stock has been transferred to the Trustee will be rescinded as void and shall be recast in accordance with the desires of the Trustee acting for the sole benefit of the Charitable Beneficiary. The Purported Transferee and any other Person holding certificates representing Excess Stock shall immediately surrender such certificates to the Trustee. The Trustee shall have all the rights of the owner of the Excess Stock, including the right to vote, to receive dividends or other distributions, and to receive proceeds from liquidation, which rights shall be exercised for the sole benefit of the Charitable Beneficiary.

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     C. Disposition of Excess Stock.  As soon as practicable following receipt of notice from the corporation that Excess Stock has been transferred to the Trustee, the Trustee shall take such actions as it deems necessary to dispose of the Excess Stock in an arm's-length transaction that would not constitute a Prohibited Transfer. Upon the disposition of such Excess Stock, (i) the interest of the Charitable Beneficiary in the Excess Stock shall terminate, and (ii) the Trustee shall distribute the net proceeds of the sale as follows: (a) the Purported Transferee shall receive an amount of the net proceeds of such sale not to exceed the Purported Transferee's cost incurred to acquire such Excess Stock, or, if such Excess Stock was Transferred for less than fair market value, the fair market value of the Excess Stock on the date of the Prohibited Transfer, in each case less all costs incurred by the corporation, the Trustee and the Transfer Agent in enforcing the Restrictions, and (b) the Charitable Beneficiary shall receive the balance of the net proceeds from the sale of the Excess Stock, if any, together with any Prohibited Distributions received from the Purported Transferee and any other distributions with respect to such Excess Stock while such Stock was held by the Trustee. In the event the Purported Transferee has disposed of the Excess Stock and distributed the proceeds and other amounts otherwise than in accordance with this section, then (w) such Purported Transferee shall be deemed to have disposed of such Excess Stock as an agent for the Trustee, (x) such Purported Transferee shall be deemed to hold such proceeds and any Prohibited Distributions as an agent for the Trustee, (y) such Purported Transferee shall be required to return to the Trustee the proceeds from such sale, together with any Prohibited Distributions theretofore received by the Purported Transferee with respect to such Excess Stock, provided that upon receipt of written permission from the Trustee, the Purported Transferee will be entitled to retain an amount of such sale proceeds not to exceed the amount that such Purported Transferee would have received from the Trustee if the Trustee had obtained and resold the Excess Stock at any time during the period beginning on the date of the Prohibited Transfer giving rise to such Excess Stock and ending on the date of such disposition by the Purported Transferee, assuming for this purpose that the Trustee would have sold the Excess Stock for an amount equal to the lowest-quoted trading price of such Excess Stock during such period, and (z) the Trustee shall transfer any remaining proceeds to the Charitable Beneficiary. Neither the Trustee, the corporation, the Purported Transferee nor any other party shall claim an income tax deduction with respect to any transfer to the Charitable Beneficiary and neither the Trustee nor the corporation shall benefit in any way from the enforcement of the Restrictions, except insofar as these restrictions protect the corporation's Income Tax Net Operating Loss Carryover. Neither the Trustee, the corporation nor the Transfer Agent shall have any liability to any Person for any loss arising from or related to a Prohibited Transfer.

     D. Transfers by 5% Shareholders. In the event a Prohibited Transfer is attributable to a Transfer by a 5% Shareholder, the corporation and

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the Transfer Agent shall make all reasonable efforts to locate the Person or
Public Group who acquired the Excess Stock (the "Public Purchaser"). In the event the corporation is able to locate the Public Purchaser within ninety (90) days of the Prohibited Transfer, the corporation shall request that the Public Purchaser surrender the Excess Stock, together with any dividends or other distributions theretofore received with respect to the Excess Stock by the Public Purchaser, to the Purported Transferor, and, if such Stock is surrendered, the Purported Transferor shall surrender to the Public Purchaser the purchase price paid by the Public Purchaser for the Excess Stock, plus, if the Public Purchaser acquired Ownership of the Excess Stock without knowledge that such acquisition was a Prohibited Transfer, an amount equal to all other losses, damages, costs and expenses incurred by the Public Purchaser to acquire Ownership of the Excess Stock and to comply with the Restrictions (including any loss incurred as a result of a decline in value of such Stock). In the event the Transfer Agent and the corporation are unable to locate the Public Purchaser within ninety (90) days following the Prohibited Transfer, or the Public Purchaser refuses to surrender or has disposed of the Excess Stock prior to the surrender of the Excess Stock to the Purported Transferor, such Stock shall no longer be treated as Excess Stock and the corporation shall (i) purchase from one or more third parties, in one or more transactions that would, to the extent possible, reduce the Ownership of Stock by the Person or Public Group whose Ownership increased as a result of the Prohibited Transfer to an amount equal to such Ownership immediately prior to the Prohibited Transfer, shares of Stock equal in type and number to the Stock Transferred in the Prohibited Transfer (which Stock shall be treated as Excess Stock), (ii) hold such Stock for and on behalf of the Purported Transferor, (iii) treat such Stock as Owned by the Purported Transferor since the date of the Prohibited Transfer for all purposes, including the right to vote and to receive dividends and other distributions, and (iv) for all purposes treat any dividends and other distributions made to such Person or Public Group as a dividend or other distribution to the Purported Transferor, a payment by the Purported Transferor to the corporation to be applied against the Amount Due (as defined below), and a non-dividend payment to the Persons or Public Group who received such distributions. To the extent reasonably possible, any votes cast by such Person or Public Group from and after the date of the Prohibited Transfer with respect to Excess Stock shall be rescinded in the same proportion as the votes actually cast by such Person or Public Group, and the Purported Transferor shall be entitled to cast those votes that were rescinded. The corporation shall hold such Excess Stock, and any dividends or other distributions thereon, on behalf of the Purported Transferor, as security for payment of the Amount Due, until the earlier of such time as (y) the corporation has received, either directly from the Purported Transferor or indirectly from any dividends or other distributions theretofore received by the corporation with respect to such Excess Stock on behalf of the Purported Transferor (or any amounts deemed paid by the Purported Transferor as provided in this Section D), or any combination thereof, an amount equal to the amount incurred by the corporation to fund the purchase such Excess

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Stock, plus all costs incurred by the corporation in enforcing the Restrictions with respect to such Prohibited Transfer (including the amount of any non-dividend payment deemed made by the corporation to the Person or Public Group as provided in this Section D), plus interest on all such amounts from the dates incurred by the corporation at the "applicable federal rate" determined under Section 1274(d) of the Code (collectively, the "Amount Due") (it being the intent to treat the Amount Due and any portion thereof as loan to the Purported Transferor), or (z) the corporation is able to dispose of such Excess Stock on behalf of the Purported Transferor in a transaction that would not be a Prohibited Transfer, in which case the corporation will sell such Excess Stock and distribute to the Purported Transferor any proceeds (together with any other cash distributions theretofore received (or deemed received) with respect to the Excess Stock) in excess of the Amount Due. The obligation of the Purported Transferor for the Amount Due shall be payable on demand by the corporation. In the event the Amount Due exceeds the proceeds from a sale of Excess Stock and any cash distributions theretofore received (or deemed received) by the corporation on behalf of the Purported Transferor with respect to such Excess Stock, the balance shall be due from the Purported Transferor on demand.

     E. Transfer Agent's Rights and Responsibilities. The Transfer Agent shall not register any Transfer of Stock on the corporation's stock transfer records if it has knowledge that such Transfer is Prohibited Transfer. The Transfer Agent shall have the right, prior and as a condition to registering any Transfer of Stock on the corporation's stock transfer records, to request any transferee of the Stock to submit an affidavit, on a form agreed to by the Transfer Agent and the corporation, stating the number of shares of each class of Stock Owned by the transferee (and by Persons who would Own the transferee's Stock) before the proposed Transfer and that would, if effect were given to the proposed Transfer, be Owned by the transferee (and by Persons who would Own the prospective transferee's Stock) after the proposed Transfer. If either (i) the Transfer Agent does not receive such affidavit, or (ii) such affidavit evidences that the Transfer was a Prohibited Transfer, the Transfer Agent shall notify the corporation and shall not enter the Prohibited Transfer into the corporation's stock transfer records, and the Trustee, the corporation and the Transfer Agent shall take such steps as provided in the Restrictions in order to dispose of the Excess Stock purportedly Owned by such Purported Transferee. If the Transfer Agent, for whatever reason, enters a Prohibited Transfer in the corporation's stock transfer records, such Transfer shall be nonetheless void and shall have no force and effect, in accordance with the Restrictions, and the corporation's stock transfer records shall be revised to so provide.

     F. Certain Indirect Prohibited Transfers. In the event a Transfer would be a Prohibited Transfer as a result of attribution to the Purported Transferee of the Ownership of Stock by a Person (an "Other Person") who is not controlling, controlled by or under common control with the Purported

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Transferee, which Ownership is nevertheless attributed to the Purported
Transferee, the Restrictions shall not apply in a manner that would invalidate any Transfer to such Other Person, and the Purported Transferee and any Persons controlling, controlled by or under common control with the Purported Transferee (collectively, the "Purported Transferee Group") shall automatically be deemed to have transferred to the Trustee at the time and in a manner consistent with Section B hereof, sufficient Stock (which Stock shall (i) consist only of Stock held legally or beneficially, whether directly or indirectly, by any member of the Purported Transferee Group, but not Stock held through any Other Person, other than shares held through a Person acting as agent or fiduciary for any member of the Purported Transferee Group, (ii) be deemed transferred to the Trustee, in the inverse order in which it was acquired by members of the Purported Transferee Group, and (iii) be treated as Excess Stock) to cause the Purported Transferee, following such transfer to the Trustee, not to be in violation of the Restrictions; provided, however, that to the extent the foregoing provisions of this Section F would not be effective to prevent a Prohibited Transfer, the Restrictions shall apply to such other Stock Owned by the Purported Transferee (including Stock actually owned by Other Persons), in a manner designed to minimize the amount of Stock subject to the Restrictions or as otherwise determined by the Board of Directors to be necessary to prevent a Prohibited Transfer (which Stock shall be treated as Excess Stock).

     G. Exceptions. The term "Prohibited Transfer" shall not include: (i) the original issuance of Series A Convertible Preferred Stock pursuant to the Investment Agreement, (ii) the original issuance of Series A Warrants pursuant to the Investment Agreement, (iii) the conversion of Series A Convertible Preferred Stock, (iv) the sale of Series A Convertible Preferred Stock or Common Shares acquired upon the conversion thereof if the sale would not be a Prohibited Transfer but for the transferor's ownership of Stock, in either case in compliance with the Investment Agreement, (v) any purchase of Stock permitted by Section 6.1(b) of the Investment Agreement, (vi) any sale of any securities of the corporation acquired pursuant to the Investment Agreement after the Restriction Effective Date if such acquisition was not prohibited pursuant to the terms of the Investment Agreement, (vii) any Transfer described in Section 382(l)(3)(B) of the Code (relating to transfers upon death or divorce an certain gifts) if all Persons who would Own the Stock Transferred would be treated for purposes of Section 382 as having Owned such Stock at all times beginning more than three (3) years prior to the date of the Transfer, (viii) any sale of Common Stock by a Person who Owns more than 4.75% of the outstanding Common Stock on November 15, 1994 if such sale would not result in a net increase in the amount of Stock owned by 5% Shareholders during the three-year period ending on the date of such sale, provided such sale would not otherwise be prohibited under the Restrictions but for such transferor's Ownership of Stock, and (ix) any Transfer with respect to which the Person who would otherwise be the Purported Transferee obtains or is granted the prior

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written approval of the Board of Directors of the corporation, which approval shall be granted in its sole and absolute discretion after considering all facts and circumstances, including but not limited to future events the occurrence of which are deemed by the Board of Directors of the corporation to be reasonably possible.

     H. Legend. All certificates or other instruments evidencing Ownership of Stock shall bear a conspicuous legend describing the restrictions. The Board of Directors shall take such actions as it deems necessary to substitute certificates evidencing ownership of Stock and bearing such legend for certificates not bearing such legend.

     I. Prompt Enforcement; Further Actions. As soon as practicable and within thirty (30) business days of learning of a purported Prohibited Transfer, the corporation through its Secretary or any assistant Secretary shall demand that the Purported Transferee (or any other member of the Purported Transferee Group) or Public Purchaser surrender to the Trustee the certificates representing the Excess Stock or any resale proceeds therefrom, and any Prohibited Distributions or other dividends or distributions received thereon, and if such surrender is not made within twenty (20) business days from the date of such demand, the corporation shall institute legal proceedings to compel such surrender and for compensatory damages on account of any failure to take such actions; provided, however, that nothing in this Section I shall preclude the corporation in its discretion from immediately bringing legal proceedings without a prior demand, and also provided that failure of the corporation to act within the time periods set out in this section shall not constitute a waiver of any right of the corporation to compel any transfer required hereby. Upon a determination by the Board of Directors that there has been or is threatened a Prohibited Transfer, the Board of Directors may authorize such additional action as it deems advisable to give effect to the Restrictions, including, without limitation, refusing to give effect on the books of the Company to any such purported Prohibited Transfer or instituting proceedings to enjoin any such purported Prohibited Transfer. Nothing contained in the Restrictions shall limit the authority of the Board of Directors to take such other action to the extent permitted by law as it deems necessary or advisable to protect the corporation and the interests of the holders of its securities in preserving the Income Tax Net Operating Loss Carryover, including, but not limited to, refusing to give effect to any Prohibited Transfer or other action on the books of the corporation or instituting proceedings to enjoin any Prohibited Transfer or other action; provided, however, that any Prohibited Transfer shall nevertheless result in the consequences otherwise described in the Restrictions.

     J. Board Authority to Interpret. The Board of Directors shall have the authority to interpret the provisions of the Restrictions for the purpose of protecting the Income Tax Net Operating Loss Carryover. Any such

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interpretation shall be final and binding on any Person or Public Group who Owns or purports to acquire Ownership of Stock.

     K. Damages. Any person who knowingly violates the Restrictions, and any persons controlling, controlled by or under common control with such a person, shall be jointly and severally liable to the corporation for, and shall indemnify and hold the corporation harmless against, any and all damages suffered as a result of such violation, including but not limited to damages resulting from a reduction in or elimination of the corporation's ability to utilize its Income Tax Net Operating Loss Carryover, and attorneys' and accountants' fees incurred in connection with such violation.

     L. Severability. If any part of the Restrictions is judicially determined to be invalid or otherwise unenforceable, such invalidity or unenforceability shall not affect the remainder of the Restrictions, which shall be thereafter interpreted as if the invalid or unenforceable part were not contained herein, and, to the maximum extent possible, in a manner consistent with preserving the ability of the corporation to utilize to the greatest extent possible the Income Tax Net Operating Loss Carryover.

     M. Effect on Stock Exchange Transactions. Nothing in the Restrictions shall preclude the settlement of a transaction entered into through the facilities of the New York Stock Exchange. The Stock that is the subject of such transaction shall continue to be subject to the terms of the Restrictions after such settlement.

     N. Definitions:

        "AIG" shall mean American International Group, Inc., a Delaware corporation, and its subsidiaries, collectively.

        "Charitable Beneficiary" shall mean an organization described in Sections 170(b)(1)(A), 170(c)(2) and 501(c)(3) of the Code designated in writing by the corporation.

        "Code" shall mean the Internal Revenue Code of 1986, as amended and as it may be amended from time to time hereafter.

        "Control" shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management, policies or decisions of a Person, whether through the ownership of voting securities, by contract, family relationship or otherwise. The terms "controlling," "controlled by" and "under common control with" shall have correlative meanings. A Person shall be deemed to control or be under common control with a Purported Transferee if the Excess Stock Owned by such Person is treated as Owned by the

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Purported Transferee by virtue of the family attribution rules of Section 318 of the Code.

     "5% Shareholder" shall mean any Person or Public Group who is a "5-percent shareholder" of the corporation within the meaning of Section 382, substituting "4.75 percent" for "5 percent" each place it appears therein.

     "Income Tax Net Operating Loss Carryover" shall mean the net operating loss, capital loss, net unrealized built-in loss, general business credit, alternative minimum tax credit, foreign tax credit and any other carryovers or losses as determined for United States federal income tax purposes that are or could become subject to limitation under Section 382, and to which the corporation is entitled under the Code and Regulations, at any time during which the Restrictions are in force.

     "Investment Agreement" shall mean that Investment and Strategic Alliance Agreement between the corporation and AIG, dated as of October 17, 1994, including the Exhibits and Schedules thereto, as it may be amended from time to time.

     "Limit" shall mean the lesser of (i) 4.75 Percent of the Stock, (ii) 4.75 percent of the outstanding Common Shares or (iii) 4.75 percent of the outstanding Series A Convertible Preferred Stock.

     "Option" shall mean any interest that could give rise to the Ownership of Stock and that is an option, contract, warrant, convertible instrument, put, call, stock subject to a risk of forfeiture, pledge of stock or any interest that is similar to any of such interest or any other interest that would be treated, under paragraph (d)(9) of Treasury Regulation Section 1.382-4, in the same manner as an option, whether or not any of such interests is subject to contingencies.

     "Own," and all derivations of the word "Own," shall mean any direct or indirect, actual or beneficial interest, including, except as otherwise provided, a constructive ownership interest under the attribution rules (including the option attribution rules) of Section 382. In determining whether a Person Owns an amount of Stock in excess of the Limit, Options Owned by such Person (or other Persons whose Ownership of Stock is or would be attributable under Section 382 to such Person) shall be treated as exercised (and the Stock that would be acquired by such exercise as outstanding) and Options Owned by other Persons shall be treated as not exercised (and the Stock that would be acquired if such options Owned by other Persons were exercised shall be treated as not outstanding), in each case without regard to whether such treatment would result in an ownership change within the meaning of Section 382. In determining whether a Transfer that is an exercise, conversion or similar transaction with respect to an Option increases the Percentage Ownership of Stock of any Person

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or Public Group, such Option shall be treated as if it were not Owned by such
Person immediately prior to such Transfer.

     "Percent," "Percentage" or "%" shall mean percent or percentage by value.

     "Person" shall mean any individual (other than a Public Group treated as an individual under Section 382) or any "entity" as that term is defined in Regulations Section 1.382-3(a).

     "Public Group" shall have the meaning assigned to such term in the applicable Regulations under Section 382. Any Transfer or attempted Transfer of Stock to or from an individual or entity whose Stock is included in determining the Percentage of Stock Owned by a Public Group for purposes of Section 382 shall be treated as a Transfer or attempted Transfer to such Public Group.

     "Purported Transferee" shall mean a Person or Public Group who acquires Ownership of Excess Stock in a Prohibited Transfer or, except as otherwise provided in the Restrictions, any subsequent transferee of such Excess Stock.

     "Purported Transferor" shall mean a Person who Transfers Excess Stock in a Prohibited Transfer.

     "Regulations" shall mean Treasury Regulations, including proposed or temporary regulations, promulgated under the Code, as the same may be amended from time to time. References herein to specific provisions of temporary Regulations shall include the analogous provisions of final Regulations or other successor Regulations.

     "Restriction Effective Date" shall mean the date of the closing of the purchase of the Series A Convertible Preferred Stock by AIG pursuant to the Investment Agreement.

     "Restriction Termination Date" shall mean the earliest to occur of (a) the end of the thirty-eighth (38th) month following the Restriction Effective Date,
(b) the first day of the first taxable year following the taxable year (or years) in which the Income Tax Net Operating Loss Carryover has been reduced to zero, or (c) the date upon which the Board of Directors has determined that there has been a change in law (including but not limited to the repeal of Section 382 without a successor provision that places restrictions on the Income Tax Net Operating Loss Carryover based on changes of ownership of the corporation's Stock similar to Section 382) eliminating the need for the Restrictions in order to preserve the corporation's ability to utilize the Income Tax Net Operating Loss Carryover.

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     "Restrictions" shall mean the restrictions on the Transfer and Ownership of
Stock as set forth in this Article V.

     "Section 382" shall mean Section 382 of the Code and the Regulations promulgated thereunder, and any successor statute and regulations.

     "Stock" shall mean the Common Shares, the Series A Convertible Preferred Stock, and any interest in the corporation that would be treated as stock under
Section 382, without regard to clauses (ii)(B) and (iii)(B) of paragraph (f)(18) of Temporary Treasury Regulation Section 1.382-2T (but only if, in determining the Ownership by any Person of Stock, the uniform treatment of such interest as Stock or as not Stock, as the case may be, would increase such Person's Percentage Ownership of Stock), and shall also include any Stock the ownership of which may be acquired by the exercise of an Option.

     "Transfer" shall mean any direct or indirect acquisition or disposition of stock, whether by sale, exchange, merger, consolidation, transfer, assignment, conveyance, distribution, pledge, inheritance, gift, mortgage, the creation of any security interest in, or lien or encumbrance upon, or any other acquisition or disposition of any kind and in any manner, whether voluntary or involuntary, knowing or unknowing, by operation of law or otherwise. Notwithstanding any understandings or agreements to which an Owner of Stock is a party, any arrangement, the effect of which is to transfer any or all of the rights arising from Ownership of Stock, shall be treated as a Transfer. A Transfer shall also include (i) a transfer of an interest in an entity and a change in the relationship between two or more Persons that results in a change in the Ownership of Stock and (ii) the creation, grant, exercise, conversion, Transfer or other disposition of or with respect to an Option, regardless of whether such Option previously had been treated as exercised or converted for any other purpose; provided, however, that a Transfer shall not include the issuance or disposition (other than a conversion, exercise or similar transaction in which Stock is acquired) of an Option described in paragraph (d)(9) of Treasury Regulation Section 1.382-4, and whether an Option is so described shall be determined by the Board of Directors in its sole and absolute discretion.

     "Transfer Agent" means the Person responsible for maintaining the books and records in which are recorded the ownership and transfer of shares of Stock or any Person engaged by the corporation for the purpose of fulfilling the duties required to be fulfilled by the Transfer Agent hereunder.

     "Trustee" means the trustee of the trust appointed by the corporation, provided that the Trustee shall be a Person unaffiliated with the corporation, any 5% Shareholder, and any Person purchasing or disposing of Stock in a Prohibited Transfer.

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     5. The foregoing amendments to the Articles of Incorporation of the corporation have been approved by the Board of Directors.

     6. The foregoing amendments to the Articles of Incorporation of the corporation have been duly approved by the required vote of shareholders in accordance with Section 902 of the Corporations Code. The corporation has only one class of shares outstanding, to wit, Common Stock. The total number of outstanding shares of Common Stock of the corporation is 51,472,471. The vote of a majority of the outstanding shares of Common Stock was required to approve the foregoing amendments. The number of shares of Common Stock voting in favor of the amendments equaled or exceeded the vote required.

                                          /s/ NEIL H. ASHLEY
                                          ----------------------
                                          Neil H. Ashley

                                          /s/ JOHN R. BOLLINGTON
                                          ----------------------
                                          John R. Bollington

     Each of the undersigned declares under penalty of perjury under the laws of the State of California that the matters set forth in the foregoing Certificate are true and correct of his own knowledge and that this declaration was executed on December 15, 1994, at Woodland Hills, California.

                                          /s/ NEIL H. ASHLEY
                                          ----------------------
                                          Neil H. Ashley

                                          /s/ JOHN R. BOLLINGTON
                                          ----------------------
                                          John R. Bollington

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